Exhibit 99.1

Kelly Services® Announces Appointment of Vice President, Corporate Controller and Chief Accounting Officer

TROY, Mich. – March 19, 2015 – Kelly Services, Inc. (Nasdaq: KELYA, KELYB), a global leader in providing workforce solutions, today announced that Laura S. Lockhart has been promoted to vice president, corporate controller and chief accounting officer. Ms. Lockhart will report to Olivier Thirot, senior vice president and acting CFO.

Ms. Lockhart brings more than 20 years of financial reporting experience, ranging from internal controls and SEC reporting to financial analysis and pricing strategy, to her new position. In her new role, she will have responsibility for Corporate Accounting, Global Forecast & Budgets, Finance Systems & Controls, as well as Financial Operations in Kelly’s EMEA and APAC operating regions.

She joined Kelly Services in 2006 as senior director of Finance Systems & Controls and in 2008, was promoted to vice president of Internal Audit. In 2012, Ms. Lockhart was selected to lead Kelly’s Pricing and Global Solutions Finance teams.

Ms. Lockhart joined Kelly from Sears Holding Corporation where she was a division vice president. Previously, Ms. Lockhart was with Borders Group as associate director of planning and reporting. She began her career as a senior financial auditor with PricewaterhouseCoopers. A graduate of Penn State University, Ms. Lockhart holds a bachelor degree in Accounting and is a certified public accountant.

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About Kelly Services

Kelly Services, Inc. (Nasdaq: KELYA, KELYB) is a global leader in providing workforce solutions. Kelly® offers a comprehensive array of outsourcing and consulting services as well as world-class staffing on a temporary, temporary-to-hire and direct-hire basis. Serving clients around the world, Kelly provided employment to approximately 555,000 employees in 2014. Revenue in 2014 was $5.6 billion. Visit kellyservices.com and connect with us on Facebook, LinkedIn, & Twitter.

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ANALYST CONTACT:	MEDIA CONTACT:

James Polehna	Jane Stehney
(248) 244-4586	(248) 244-5630
james_polehna@kellyservices.com	jane_stehney@kellyservices.com